Exhibit 4.E

       CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE, PARTICIPATING OR OTHER RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR
                            RESTRICTIONS THEREOF, OF

                          SERIES D PARTICIPATING STOCK
                                ($1.00 Par Value)

                                       of

                               FORD MOTOR COMPANY

                    ________________________________________

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                    ________________________________________


     FORD MOTOR COMPANY, a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by a duly authorized committee of the Board of Directors of the Corporation, by the unanimous written consent of the directors of said committee of the Board of Directors as of May 31, 2000:

     RESOLVED, that the issue of a series of Preferred Stock, $1.00 par value, of the Corporation is hereby authorized and the designations, powers, preferences and relative, participating or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, are hereby fixed as follows:

     (1) Number of Shares and Designation. Three Hundred Thousand shares of the Preferred Stock, $1.00 par value, of the Corporation are hereby constituted as a series of the Preferred Stock designated as Series D Participating Stock (the "Series D Stock").

     (2) Definitions. For purposes of the Series D Stock, the following terms shall have the meanings indicated:

          "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Stock.

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

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          "Class B Stock" shall mean the Class B Stock of the  Corporation,  par value $1.00 per share.

          "Common Stock" shall mean the Common Stock of the Corporation, par value $1.00 per share.

          "Current Market Price" shall mean, as of a particular date, the closing sale price at which Common Stock shall have been sold regular way on the New York Stock Exchange.

          "Issue Date" shall mean the first date on which shares of Series D Stock are issued.

          "Mandatory Conversion Date" shall mean June 14, 2000.

          "Person" shall mean any individual, firm, partnership, Corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Transaction" shall have the meaning set forth in paragraph (c) of Section (7) hereof.

          "Transfer Agent" means First Chicago Trust Company of New York or such other agent or agents of the Corporation as may be designated by the Board of Directors of the Corporation as the transfer agent for the Series D Stock.

     (3) Dividends. The holders of shares of the Series D Stock shall be entitled to receive dividends in an amount per share of Series D Stock equal to 1,000 times the per share amount of all cash and/or non-cash dividends or distributions (other than a dividend payable in shares of Common Stock and Class B Stock) declared by the Board of Directors to be paid on shares of Common Stock and Class B Stock as and when such dividends are paid on the Common Stock and Class B Stock; provided, however, that in the event of a non-cash dividend of property on the Common Stock and Class B Stock, the Corporation may elect to pay the dividend on each share of Series D Stock in cash in an amount equal to 1,000 times the value of the property (as determined by reference to a then-current market price for such property, if available, otherwise as determined by the Board of Directors) that is distributed on each share of Common Stock and Class B Stock. Each such dividend shall be payable to the holders of record of shares of Series D Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors.

     (4) Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock, Class B Stock or any other series or class or classes of stock of the Corporation ranking junior to the Series D Stock as to distribution of assets upon liquidation, dissolution or winding up, the holders of shares of Series D Stock shall be entitled to receive an amount per share equal to 1,000 times the Current Market Price of Common Stock on the Business Day immediately prior to the date on which the liquidation, dissolution or winding up is first publicly announced, plus an amount equal to

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

all declared but unpaid dividends; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Series D Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to distribution of assets upon liquidation, dissolution or winding up, on a parity with the Series D Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series D Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Series D Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section (4), (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

     (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to Series D Stock as to distribution of assets upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series D Stock, as provided in this Section (4), any other series or class or classes of stock ranking junior to Series D Stock as to distribution of assets upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series D Stock shall not be entitled to share therein.

     (5) Shares to be Retired. All shares of Series D Stock purchased or exchanged by the Corporation or converted shall be retired and canceled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

     (6) Adjustments to Series D Stock. (a) Whenever the Corporation shall after the Issue Date (i) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of shares or (iv) issue any shares of capital stock by reclassification of its Common Stock, the Corporation shall also take similar action at the same time with respect to the Series D Stock so that the holder of any share of Series D Stock thereafter shall be entitled to receive an amount in dividends per share of Series D Stock which such holder would have received or have been entitled to receive after the happening of any of the events described above had such share been converted into Common Stock immediately prior to the happening of such event or the record date therefor, whichever is earlier.

     (b) In case the Corporation shall take any other action affecting the Common Stock (including, without limitation, (i) issuing rights or warrants to holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of Common Stock, (ii) issuing securities exchangeable or convertible into shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock, or (iii) effecting a pro rata repurchase of Common Stock pursuant to an offer subject to Section 13(d) of the Securities Exchange Act of 1934, as amended, or pursuant to any other offer available to substantially all holders of

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

Common Stock, other than such purchases made in open market transactions), which in the opinion of the Board of Directors would adversely affect the dividend or other rights of the holders of the shares of Series D Stock, action affecting the Series D Stock shall be taken, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors determines to be equitable in the circumstances to mitigate such adverse effect.

     (7) Conversion. (a) Subject to and upon compliance with the provisions of this Section (7), a holder of shares of Series D Stock shall have the right, at his or her option, at any time prior to the Mandatory Conversion Date, to convert each share of Series D Stock into 1,000 fully paid and nonassessable shares of Common Stock (any such conversion being hereinafter referred to as a "voluntary conversion"). On the Mandatory Conversion Date, each share of Series D Stock then outstanding shall automatically convert into 1,000 fully paid and nonassessable shares of Common Stock (such conversion being hereinafter referred to as a "mandatory conversion").

     (b) In order to exercise the voluntary conversion right, the holder of each share of Series D Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert Series D Stock or a specified portion thereof. Unless the shares issuable on voluntary conversion are to be issued in the same name as the name in which such share of Series D Stock is registered, each share surrendered for voluntary conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

     Each voluntary conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates representing shares of Series D Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open.

     Each mandatory conversion shall be deemed to have been automatically effected immediately prior to the close of business on the Mandatory Conversion Date, without any action on the part of the Corporation or the holder of Series D Stock subject to mandatory conversion. On and after the Mandatory Conversion Date, each certificate representing shares of Series D Stock shall be deemed to represent 1,000 shares of Common Stock for every share of Series D Stock represented by such certificate and the person or persons in whose name or names such certificate is registered shall be deemed to be, and shall be treated as and entitled to all the rights of, a holder or holders of said number of shares of
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

Common Stock. On and after the Mandatory Conversion Date, each Series D Stock certificate shall be surrendered to the Corporation, whereupon the Corporation shall issue a certificate or certificates representing in the aggregate 1,000 shares of Common Stock for each share of Series D Stock represented by the certificate so surrendered; provided, however, that failure to so surrender such Series D Stock certificate shall not affect the status of the holder or holders thereof, on and after the Mandatory Conversion Date, as a holder or holders of 1,000 shares of Common Stock for every share of Series D Stock represented by such certificate as provided aforesaid.

     Holders of shares of Series D Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof, whether voluntary or mandatory, following such dividend payment record date and prior to such dividend payment date.

     As promptly as practicable after the surrender of certificates representing shares of Series D Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares, whether voluntary or mandatory, in accordance with the provisions of this Section (7).

     All shares of Common Stock delivered upon conversions of the Series D Stock, whether voluntary or mandatory, will upon delivery be duly and validly issued and fully paid and nonassessable.

     (c) In case the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which paragraph (a) of Section (6) applies) (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series D Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of 1,000 shares of Common Stock. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (c) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Stock which will contain provisions enabling the holders of the Series D Stock which remains outstanding after such Transaction to convert each share of Series D Stock into the consideration received by holders of 1,000 shares of Common Stock in connection with the Transaction. The provisions of this paragraph (c) shall similarly apply to successive Transactions.

     (d) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the
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

purpose of effecting conversion of the Series D Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series D Stock not theretofore converted. For purposes of this paragraph (d), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series D Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

     The Corporation shall, to the extent necessary, use its best efforts to list the shares of Common Stock required to be delivered upon conversion of the Series D Stock prior to such delivery upon the New York Stock Exchange.

     Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series D Stock, the Corporation shall use its best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

     (e) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery or deemed issuance of shares of Common Stock on conversion, whether voluntary or mandatory, of the Series D Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series D Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

     (8) Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:

     (i) prior to the Series D Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series D Stock;

     (ii) on a parity with the Series D Stock, as to distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Series D Stock, if the holders of such class of stock and the Series D Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of liquidation prices, without preference or priority one over the other;

     (iii)on a parity with the Series D Stock, as to dividends, if such stock shall be Common Stock or Class B Stock or any other class of stock the holders of which shall be entitled to the receipt of dividends only as and when dividends are paid

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
          on Common Stock and Class B Stock; and

     (iv) junior to the Series D Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or Class B Stock or if the holders of Series D Stock shall be entitled to receipt of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

     (9) Voting. Each share of Series D Stock shall be entitled to 1,000 votes per share. The shares of Series D Stock shall vote together as a single class with all shares of Common Stock and Class B Stock. In addition, so long as any shares of the Series D Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Series D Stock outstanding at the time given in person or by proxy, either in writing or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

     (i) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to Series D Stock as to the distribution of assets upon liquidation, dissolution or winding up, or

     (ii) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Certificate of Incorporation of the Corporation which would materially and adversely affect any right, preference or voting power of Series D Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series D Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences or voting powers.

     (10) Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series D Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     IN WITNESS WHEREOF, FORD MOTOR COMPANY has caused this Certificate to be signed by Malcolm S. Macdonald, its Vice President and Treasurer, as of the ___ day of June, 2000.


                                                FORD MOTOR COMPANY



                                                By:_________________________
                                                   Malcolm S. Macdonald
                                                   Vice President and Treasurer

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